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                                                                  Exhibit 99.1

                                 NEWS RELEASE


FOR RELEASE:                                                   CONTACT:
Immediate                                                      Linda Kelley
                                                               615-373-0104
                                                               Ext. 224


          UNITED CITIES COMPLETES ACQUISITION OF MONARCH GAS COMPANY



      BRENTWOOD, TENN.--July 1, 1996--United Cities Gas Company, (NASDAQ:UCIT), a multistate distributor of natural and propane gas, announced today it has completed its acquisition of Monarch Gas Company, a 3000-customer gas distribution company in St. Elmo, Illinois.

      The acquisition agreement executed between United Cities and Monarch's two shareholders, Charles R. Lowe and Martha E. Lowe, provides for a tax-free pooling of interests and gives the Lowes' a total of 207,366 shares of United Cities' common stock in exchange for all of the issued and outstanding capital stock of Monarch Gas Company. The current market value of United Cities' stock, as of June 28, was $15.125 per share.

      "We are pleased to expand our customer base and believe this new service territory is a natural fit with our existing service area in Illinois," said Gene C. Koonce, United Cities' chairman, president and CEO. United Cities already served approximately 22,000 customers in Illinois with offices in Harrisburg, Metropolis, Vandalia, and Virden, Illinois. Koonce said the newly acquired customers will be served out of United Cities' Vandalia office.

      United Cities Gas Company is a distributor of natural and propane gas, serving approximately 335,000 customers in ten states. The company is also engaged in other energy-related businesses.


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